Exhibit 99.1

[MANPOWER logo]

FOR IMMEDIATE RELEASE	CONTACT:
Mike Van Handel
Chief Financial Officer
414.906.6305

Manpower Inc. Announces Offering of Seven-Year €300 Million Notes

MILWAUKEE, WI, USA, May 25, 2005 – Manpower Inc. (NYSE: MAN) today announced that it has successfully priced its offering of €300 million senior notes. The notes, which will be due June 1, 2012, carry a 4.5% annual coupon, and were priced at 99.518 to yield 4.582%. The offering is expected to settle on June 1, 2005.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities in any jurisdiction in which such offering would be unlawful. Any offers of securities will be made only by means of a private offering circular. The notes will not be, and have not been, registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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